UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

(Amendment No.    )

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☐	Definitive Proxy Statement

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☐	Soliciting Material Pursuant to §240.14a-12

Advanced BioEnergy, LLC

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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8000 Norman Center Drive, Suite 610,

Bloomington, MN 55437

Notice of Regular Meeting of Members

to be held on Friday, March 22, 2013

To our members:

The regular meeting of members of Advanced BioEnergy, LLC will be held at our offices, in the Conference Room (located on 2nd floor), 8000 Norman Center Drive, Bloomington, Minnesota on Friday, March 22, 2013 at 9 a.m. central time, for the following purposes:

1.	To set at eight the number of directors to be selected for a term of one year;

2.	To elect eight directors to serve for a period of one year or until their successors are elected and qualified;

3.	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013;

4.	To approve the grant of a unit appreciation right to our Chief Executive Officer;

5.	To cast a non-binding advisory vote on executive compensation; and

6.	To transact other business that may properly be brought before the meeting.

January 25, 2013 is the record date for the meeting and only members of record at the close of business on that date are entitled to receive notice of and vote at the meeting.

For your convenience, we are also offering a webcast of the meeting. If you choose to view the webcast, go to www.advancedbioenergy.com shortly before the meeting and follow the instructions provided. Please note that you will not be able to vote your units via the webcast.

Your proxy is important to ensure a quorum at the meeting. Even if you own only a few units, and whether or not you expect to be present, you are requested to date, sign and mail the enclosed proxy in the postage-paid envelope that is provided. Voting by proxy will not affect your right to subsequently change your vote or to attend the regular meeting.

By Order of the Board of Directors,

/s/ Scott A. Brittenham
Scott A. Brittenham Chairman of the Board

Bloomington, Minnesota

                    , 2013

VOTING INSTRUCTIONS

The enclosed proxy is solicited by the board of directors of Advanced BioEnergy, LLC (“us” or the “Company”) for use at the 2013 regular meeting of members to be held on Friday, March 22, 2013 and at any adjournment thereof. The regular meeting will be held at our offices, in the Conference Room (located on 2nd floor), 8000 Norman Center Drive, Bloomington, Minnesota on Friday, March 22, 2013 at 9 a.m. central time. Registration for the meeting will begin at 8:00 a.m. central time. This solicitation of proxies is being made by mail; however, we may also use our officers, directors, and employees (without providing them with additional compensation) to solicit proxies from members in person or by telephone, facsimile or letter. Distribution of this proxy statement and a proxy card is scheduled to begin on or about Monday, February 18, 2013. To vote:

BY MAIL

•	Mark your selections on the proxy card;

•	Date and sign your name exactly as it appears on your proxy card; and

•	Mail the proxy card in the enclosed postage-paid envelope.

BY FACSIMILE

•	Mark your selections on the proxy card;

•	Date and sign your name exactly as it appears on your proxy card; and

•	Fax the proxy card to us at (763) 226-2725 by 3:00 p.m. central time on Thursday, March 21, 2013.

IN PERSON

You may vote in person at the meeting by attending the meeting and voting by ballot. Even if you plan to attend the meeting in person, we encourage you to vote by returning the enclosed proxy card by mail or by facsimile so we can ensure your vote is counted in the event you are not able to attend the meeting due to unforeseen circumstances.

YOUR VOTE IS IMPORTANT. THANK YOU FOR VOTING.

PROXY STATEMENT

ADVANCED BIOENERGY, LLC

8000 Norman Center Drive, Suite 610,

Bloomington, MN 55437

PROXY STATEMENT FOR

2013 REGULAR MEETING OF MEMBERS

ABOUT THE REGULAR MEETING

The enclosed proxy is being solicited by our board of directors for use in connection with our regular meeting of members to be held on Friday, March 22, 2013 at 9:00 a.m. central time at our offices, in the Conference Room (located on 2nd floor), 8000 Norman Center Drive, Bloomington, Minnesota, and at any adjournments thereof. The mailing of this proxy statement and our form of proxy to members will commence on or about Monday, February 18, 2013.

The board of directors requests that you vote on the proposals described in this proxy statement. You are invited to attend the meeting, but you do not need to attend the meeting in order to vote your units. Instead, you may follow the instructions below to vote your units through the enclosed proxy card. Your proxy is important to ensure a quorum at the meeting.

What is the purpose of the regular meeting?

At the regular meeting, we will ask our members to vote on five matters:

•	To set at eight the number of directors to be elected for a term of one year;

•	To elect eight directors to serve for a period of one year or until their successors are elected and qualified;

•	To ratify the appointment of McGladrey LLP as our independent registered public accounting firm for the fiscal year ending September 30, 2013;

•	To approve the grant of a unit appreciation right to our Chief Executive Officer; and

•	To cast a non-binding advisory vote on executive compensation.

Following the formal portion of the meeting, our management will report on our performance and answer questions from our members.

Who is entitled to attend the meeting?

Only members as of the record date January 25, 2013, or their duly appointed proxies, may attend the meeting. Registration will begin at 8:00 a.m. central time. Cameras, recording devices and other electronic devices will not be permitted at the meeting. Please RSVP your attendance with the card enclosed.

Please also note that if you hold your units in “street name” (that is, through a broker or other nominee), you will need to bring a copy of a brokerage statement reflecting your ownership as of the record date.

Who is entitled to vote at the meeting?

Only members of record at the close of business on the record date for the meeting January 25, 2013 will be entitled to vote at the meeting or any adjournments thereof.

How many votes do I have?

On any matter that may properly come before the meeting, each member entitled to vote will have one vote for each unit owned by that member as of the close of business on the record date.

How many membership units are outstanding?

At the close of business on the record date, there were 25,410,851 outstanding membership units (“units”). Therefore, there are a total of 25,410,851 possible votes that may be submitted on any matter.

What constitutes a quorum?

Pursuant to Section 6.9 of our Fifth Amended and Restated Operating Agreement dated March 16, 2012 (the “Operating Agreement”), the presence in person or by proxy of members holding at least 50% of the issued and outstanding units is required to constitute a quorum. On the record date we had 25,410,851 issued and outstanding units, each of which is entitled to vote at the meeting. Accordingly, the presence of holders of at least 12,705,426 units at the meeting will constitute a quorum. If you submit a proxy or appear at the meeting, then your units will be considered part of the quorum.

If a quorum is present, the meeting can proceed. Proxies received but marked as abstentions and broker non-votes will be included in the calculation of the number of units considered to be present at the meeting for purposes of determining whether there is a quorum.

How do I vote?

Units can be voted only if the holder of record is present at the meeting either in person or by proxy. You will not be able to vote your units if you view the webcast. You may vote using any of the following methods:

Proxy card. The enclosed proxy card is a means by which a member may authorize the voting of his, her, or its units at the meeting. The units represented by each properly executed proxy card will be voted at the meeting in accordance with the member’s directions. We urge you to specify your choices by marking the appropriate boxes on your enclosed proxy card. After you have marked your choices, please sign and date the enclosed proxy card and return it in the enclosed envelope or by fax to us at (763) 226-2725. In order for your vote to count, we must receive it by 3:00 p.m., central time, on Thursday, March 21, 2013. If units are owned jointly by more than one person, either person may sign the proxy card.

In person. You may vote in person at the meeting by attending the meeting and voting by ballot. Even if you plan to attend the meeting in person, we encourage you to vote by returning the enclosed proxy card so we can ensure your vote is counted in the event you are not able to attend the meeting due to unforeseen circumstances.

If you hold your units in “street name,” you need to obtain a proxy form from the institution that holds your units. Members who hold units through a broker or agent should follow the voting instructions received from that broker or agent.

What can I do if I change my mind after I vote my units?

You may revoke your proxy by:

•	voting in person at the meeting though attendance at the meeting alone will not revoke your proxy; or

•

giving personal or written notice of the revocation, which is received by Richard R. Peterson, our Chief Executive Officer, President and Chief Financial Officer, at our offices at 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437 on or before March 21, 2013 by 3:00 p.m. central time.

What is the effect of an “abstention” or “withhold” vote on the proposals to be voted on at the meeting?

A unit voted “abstain” with respect to any proposal is considered as present and entitled to vote with respect to that proposal, but is not considered a vote cast with respect to that proposal. Because proposals 1, 3, 4 and 5 require not less than the affirmative vote of the holders of a majority of the units present and entitled to vote on any proposal in order to pass, an abstention will have the effect of a vote against the proposals. Directors are elected by a plurality of units voting for directors. Therefore, a “withhold” vote with respect to a director will not prevent that director from being elected if a plurality of units are voted for that director.

What is the effect of a “broker non-vote” on the proposals to be voted on at the meeting?

A “broker non-vote” occurs if your units are not registered in your name and you do not provide the record holder of your units (usually a bank, broker, or other nominee) with voting instructions on a matter and the record holder is not permitted to vote on the matter without instructions from you under applicable New York Stock Exchange rules. These rules apply to us notwithstanding the fact that our units are not listed on any securities exchanges. A broker non-vote is considered present for purposes of determining whether a quorum exists, but is not considered a “vote cast” or “entitled to vote” with respect to the matter.

Under New York Stock Exchange rules, proposal 3, the ratification of McGladrey LLP as our independent registered public accounting firm, is a routine item. As a result, brokers who do not receive instructions as to how to vote on this matter generally may vote on this matter in their discretion. Brokers who do not receive instructions as to how to vote on our other proposals may not vote on these matters.

What is the recommendation of the board of directors on my voting my units?

Our board of directors recommends a vote:

•	for the setting at eight the number of directors to be elected for a term of one year as set forth in proposal 1,

•	for the election of each of the eight nominees to our board of directors as set forth in proposal 2,

•	for the ratification of McGladrey LLP as our independent registered public accounting firm as set forth in proposal 3,

•	for the grant of a unit appreciation right to our Chief Executive Officer as set forth in proposal 4, and

•	for the advisory vote on executive compensation as set forth in proposal 5.

What if I do not specify a choice for a matter when returning a proxy?

Unless you indicate otherwise, the persons named as proxies on the proxy card will vote your units for setting at eight the number of directors to be elected for a term of one year as set forth in proposal 1, for the election of each of the eight nominees to the board of directors as set forth in proposal 2, for the ratification of McGladrey LLP as our independent registered public accounting firm as set forth in proposal 3, for the approval of the grant of a unit appreciation right to our Chief Executive Officer as set forth in proposal 4, and for the advisory vote on executive compensation as set forth in proposal 5. If any other matters come up for a vote at the meeting, the proxy holders will vote in line with the recommendations of the board of directors or, if there is no recommendation, at their own discretion.

What vote is required to approve each item?

Setting the Number of Directors. An affirmative vote of a majority of the units represented at the meeting and entitled to vote will result in the matter being approved.

Election of Directors. The director nominees who receive the greatest number of votes will be elected directors.

Ratify the Appointment of McGladrey LLP as Independent Registered Public Accounting Firm. An affirmative vote of a majority of the units represented at the meeting and entitled to vote will result in the matter being approved.

Approval of the Grant of a Unit Appreciation Right to our Chief Executive Officer. An affirmative vote of a majority of the units represented at the meeting and entitled to vote will result in the matter being approved.

Advisory Vote on Executive Compensation. An affirmative vote of a majority of the units represented at the meeting and entitled to vote will result in the matter being approved.

What is the effect of the 2009 Voting Agreement on the matters to be voted on?

The 2009 Voting Agreement further described in this proxy statement under “Security Ownership of Certain Beneficial Owners — Description of 2009 Voting Agreement” requires certain persons, who hold in the aggregate approximately 57.23% of our outstanding units, to vote in favor of the election of Mr. Brittenham, Mr. Henness, Mr. Nelson, Mr. Rastetter, and Mr. Peterson proposed by the board of directors as described in proposal 2. Therefore, assuming these units are voted in compliance with the 2009 Voting Agreement, Mr. Brittenham, Mr. Henness, Mr. Nelson, Mr. Rastetter, and Mr. Peterson will be elected as directors. The 2009 Voting Agreement does not require the parties to the 2009 Voting Agreement to vote for or against, or to abstain from, any of the other proposals described in this proxy statement.

May the meeting be adjourned?

If a quorum is not present to transact business at the meeting or if we do not receive sufficient votes in favor of the proposals by the date of the meeting, the persons named as proxies may propose one or more adjournments of the meeting.

Who pays the expenses incurred in connection with the solicitation of proxies?

We will pay the cost of soliciting proxies. In addition to solicitation by the use of the mail, certain directors, officers and regular employees may solicit proxies by telephone, facsimile, the internet, email or personal interview, and may request brokerage firms and custodians, nominees and other record holders to forward soliciting materials to the beneficial owners of our units. We will reimburse these records holders for their reasonable out-of-pocket expenses in forwarding these materials.

What is a member proposal?

A member proposal is recommendation that the Company or our board of directors take action on a matter that a member presents for approval at a meeting of our members. If you submit a proposal, your proposal should state as clearly as possible the course of action that you believe we should follow. If we place your proposal in our proxy statement, then we must also provide the means for members to vote on this proposal via the proxy card. We have explained below the deadlines and procedures for submitting member proposals.

What is the deadline for submitting a member proposal for the 2014 regular meeting of members?

In order to be considered for inclusion in next year’s proxy statement, member proposals must be submitted in writing to us by October 18, 2013. Member proposals may be submitted by members holding more than 1% of the then outstanding units. We suggest that proposals for the 2014 regular meeting of members be submitted by certified mail, return receipt requested. The proposal must be in accordance with the provisions of Rule 14a-8 adopted by the Securities and Exchange Commission under the Securities Exchange Act of 1934. We reserve the right to reject, rule out-of-order, or take other appropriate action with respect to any proposal that does not comply with these and other applicable requirements, including requirements in our Operating Agreement.

How do I nominate a candidate for election as a director at next year’s regular meeting?

We anticipate eight directors will stand for election at the 2014 regular meeting of members. Nominations for director seats are made by the board of directors. In addition, a member may nominate a candidate for director by following the procedures set forth in Section 5.3 of our Operating Agreement. Under our Operating Agreement, any member that intends to nominate one or more persons for election as directors at a meeting may do so only if written notice of the member’s intent to make the nomination has been given, either by personal delivery or by United States mail, postage prepaid, to Advanced BioEnergy, LLC, Attention: Richard R. Peterson, 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437, not less than 60 days nor more than 90 days prior to the first day of the month corresponding to the previous year’s regular meeting. Your nomination must be received by January 1, 2014 for our 2014 regular meeting of members.

We may require any proposed nominee to furnish other information that may reasonably be required to determine the eligibility of the proposed nominee to serve as a director.

How may I obtain additional copies of the annual report?

Our annual report for our fiscal year ended September 30, 2012, including audited financial statements, is included with this proxy statement. Our annual report as well as our most recent quarterly report on Form 10-Q are also available online at www.advancedbioenergy.com. For additional printed copies, which are available without charge, please contact us by telephone at (763) 226-2701 or by mail at Advanced BioEnergy, LLC, Attention: Richard R. Peterson, 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437.

Why did my household receive only one proxy statement when multiple members share this address?

In order to reduce expenses, we delivered only one proxy statement and annual report to multiple members that share an address unless we received contrary instructions from one or more of the security holders. Upon written or oral request to Richard R. Peterson at 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437 or (763) 226-2701, we will promptly provide a separate copy of the proxy statement and annual report to a security holder with a shared address to which a single copy of the documents were delivered. If you wish to receive a separate copy of our proxy statements or annual reports in the future, or if you are receiving multiple copies of our proxy statements or annual reports and wish to receive a single copy in the future, please contact Richard R. Peterson as provided above.

Where is the Company’s principal executive office located?

Our principal executive office is located at 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437.

PROPOSALS 1 & 2

ELECTION OF DIRECTORS

Setting the Number of Directors at Eight

Section 5.2 of our Operating Agreement provides that the members will by resolution fix the number of directors to be elected at each regular meeting of members. The board will propose for member approval a resolution setting the numbers of directors at eight for the term ending at the 2014 annual meeting of members.

Directors and Director Nominees

Our Operating Agreement currently provides that the board of directors are elected for one year terms.

As described below under “Security Ownership of Certain Beneficial Owners — 2009 Voting Agreement,” the Company and certain other parties are parties to the 2009 Voting Agreement, which, among other things, requires the parties thereto to nominate, recommend and vote for election to the board two designees of Hawkeye Energy Holdings, LLC (“Hawkeye Energy”), two designees of Ethanol Investment Partners, LLC (“EIP”), an affiliate of Clean Energy Capital, LLC (“CEC”), and the Chief Executive Officer of the Company. Our current board of directors is comprised of the following:

Name	Age	Position	Director Since
Nominee Directors:

Scott A. Brittenham	54	Chairman & Director	2008
Bruce L. Rastetter	56	Vice Chairman & Director	2009

Jonathan K. Henness	26	Director	2011
John E. Lovegrove	58	Director	2005
Joshua M. Nelson	40	Director	2009
Bryan A. Netsch	55	Director	2011
Troy L. Otte	45	Director	2005
Richard R. Peterson	47	Chief Executive Officer, President, Chief Financial Officer & Director	2009

Biographical Information for Nominee Directors

Scott A. Brittenham became Chairman of the Company in October 2011. Mr. Brittenham co-founded and since 2003 has served as president and chief executive officer of CEC, formerly Ethanol Capital Management, LLC (“ECM”), the largest fund manager for ethanol investments in the United States. Pursuant to the 2009 Voting Agreement, Mr. Brittenham was elected as a board designee of EIP. From 1999 through 2003, Mr. Brittenham served as President and Chief Executive Officer of Fidelity Mortgage Corporation and from 1995 through 1999, Mr. Brittenham served as the president and a director of Brittenham Investment Management. On November 16, 2005, Mr. Brittenham, as President of Fidelity Mortgage Corporation, entered into a consent order with the State of Washington Department of Financial Institutions Consumer Services Division prohibiting Mr. Brittenham from participating in the conduct of the affairs of any mortgage broker licensed by the State of Washington Department of Financial Institutions or any mortgage broker exempt from such licensing requirements for a period of ten years. Mr. Brittenham also serves on the board of directors of Highwater Ethanol, LLC, a public company, and East Kansas Agri-Energy, LLC. Mr. Brittenham’s deep knowledge of the ethanol industry and capital markets as well as his senior leadership positions and board experience with other ethanol companies provides the board and committees with extensive industry expertise.

Bruce L. Rastetter was elected Vice Chairman of the Board in January 2012. Mr. Rastetter currently serves as the CEO of Summit Group. Growing out of the modest family farm of his youth, Summit Group is an umbrella organization encompassing various agricultural interests including grain and meat production, renewable energy, and international development ventures. From 2004 to 2011, Mr. Rastetter served as the Chief Executive Officer of Hawkeye Gold, LLC and Hawkeye Energy Holdings, LLC which grew into a producer of over 450 million gallons of ethanol per year and an industry leading commodity marketing business. Prior to these positions, Mr. Rastetter founded Heartland Pork Enterprises, Inc. in 1994, and was the Chief Executive Officer of that company until 2004. Mr. Rastetter provides the board with extensive experience resulting from senior leadership positions where he acquired expertise in managing operations, corporate governance, business development and exit strategies, acting as the chief executive officer of several companies, including a company involved in ethanol marketing. Mr. Rastetter also serves on the board of directors for Growth Energy, an ethanol energy advocacy group, and is the President Pro Tem of the Board of Regents, State of Iowa, the board that governs Iowa’s three public universities and two special schools.

Mr. Rastetter and Mr. Nelson currently serve as the two designees of Hawkeye Energy pursuant to the 2009 Voting Agreement. Mr. Nelson has served as a director of Hawkeye Energy since 2006. On December 21, 2009, Hawkeye Renewables, LLC (“Hawkeye Renewables”), a subsidiary of Hawkeye Energy, filed for reorganization under chapter 11 of the U.S. Bankruptcy Code in Delaware. On May 25, 2010, a Joint Plan of Reorganization of Hawkeye Renewables was filed with the court, which was confirmed on June 2, 2010, and became effective on June 18, 2010, the date on which Hawkeye Renewables emerged from protection under the Bankruptcy Code with new ownership.

Jonathan K. Henness is a Senior Managing Director and a member of the investment committee at CEC. Mr. Henness serves on the board of directors of two biofuel companies — Advanced BioEnergy, LLC, where he sits on the risk management and compensation committees, and E Energy Adams, LLC. Prior to CEC, Mr. Henness worked as a procurement financial analyst at Boeing Company in the Spares Finance Department. He has a Master of Science Degree (MS) with Specialization in Finance from the Eller College of Management at the University of Arizona. Mr. Henness earned a Bachelor of Business Administration degree (BBA) with a Concentration in Finance and a Minor in Economics from Seattle Pacific University, where he graduated magna cum laude. Mr. Henness has successfully passed Level 1 of the Certified Financial Analyst (CFA) Exam and is a candidate for the CFA Level II Exam. Mr. Henness currently serves on our board as one of the two board designees of EIP pursuant to the 2009 Voting Agreement. His extensive knowledge in financial analysis and the ethanol industry provides important guidance to the Company.

John E. Lovegrove has been a director since 2005 and served as chairman from October 2008 to October 2011. He has been a life-long farmer in Fillmore County, Nebraska. For more than the last five years, together with his two brothers, he has operated a family farm consisting of 8,000 acres of irrigated corn, soybeans and Pioneer Hy-Brid International seed corn. Mr. Lovegrove has served on the board from its inception and has first-hand knowledge of our business, thereby enabling him to provide valued independent oversight, guidance and strategy on many issues.

Joshua M. Nelson is a Managing Director at Thomas H. Lee Partners, L.P., a private equity firm based in Boston, Massachusetts where he has worked since 2003. Prior to this, he worked at JPMorgan Partners, the private equity affiliate of JPMorgan Chase. Mr. Nelson has been a director of Hawkeye Energy since 2006. Mr. Nelson also serves on the board of directors of InVentiv Health, Inc., Party City Holdings, Inc., and the board of managers of Hawkeye Energy. Mr. Nelson’s financial acumen and understanding of risk and capital skills enhanced through serving on boards and committees provide the board with unique insight and acquisition experience.

Bryan A. Netsch is the founder of the PRISM Group companies, which provides printing services for large, complex printing projects, as well as high-security, high-liability products such as instant win games. Mr. Netsch currently serves as the Chief Executive Officer of two of the PRISM Group companies and has served in such capacity for more than the past five years. Mr. Netsch has experience with private equity investments, including technology and alternative energy investments. Mr. Netsch holds a variety of patents for printing, packaging and ink coating products. Mr. Netsch was previously an officer of PRISM Graphics, Inc., which filed for bankruptcy in the Northern District of Texas on April 25, 2008. Mr. Netsch provides the board with an extensive business background in finance, operations and acquisitions gained through his experience as a chief executive officer, which enables him to offer important insight into managing the day to day operations of the Company. Mr. Netsch was a member of the original advisory board for Advanced BioEnergy and was elected to the board in 2011.

Troy L. Otte has been involved in a family-owned farm in the Fillmore County, Nebraska area since 1990. The current operation consists of 5,000 acres of commercial corn, soybeans and Pioneer Hy-Bred International seed. Mr. Otte has served on the board from its inception and has first-hand knowledge of our history and business. He provides the board with agriculture and commodity market experience.

Richard R. Peterson joined our Company as vice president of accounting and finance and chief financial officer in November 2006 and was named chief executive officer of the Company in October 2008. From July 2001 until November 2006, Mr. Peterson served as the director of finance, North American Operations for Nilfisk-Advance, Inc., a manufacturer of commercial and industrial cleaning equipment. Prior to joining Nilfisk-Advance, Mr. Peterson served as the chief financial officer for PPT Vision, Inc., a manufacturer of 2D and 3D vision inspection equipment from April 1999 to July 2001, and served as the chief financial officer of Premis Corporation, a point-of-sale software development company from December 1996 to April 1999. Mr. Peterson currently serves on the board as our CEO Designee pursuant to the 2009 Voting Agreement. Mr. Peterson has intimate knowledge of our business operations, and understands the many challenges of running the Company. We believe his CEO perspective is critical for the board to effectively oversee the affairs of the Company and administration of its strategies.

Each of the nominees named above has indicated a willingness to serve as a director.

Our board of directors recommends that you vote for the election of each of the eight nominees listed above to serve on our board of directors.

PROPOSAL 3

RATIFICATION OF THE INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

McGladrey LLP has been our independent registered public accounting firm since fiscal 2005. Upon recommendation from our audit committee, our board of directors selected McGladrey LLP to serve as our independent registered public accounting firm for our fiscal year ending September 30, 2013, subject to ratification by our members. While it is not required to do so, our board of directors is submitting the selection of this firm for ratification in order to ascertain the view of our members. If the selection is not ratified, our audit committee will reconsider its selection. Proxies solicited by our board of directors will, unless otherwise directed, be voted to ratify the appointment of McGladrey LLP as our independent registered public accounting firm for our fiscal year ending September 30, 2013.

McGladrey LLP Attendance at Meeting

A representative of McGladrey LLP will be present at the meeting and will be afforded an opportunity to make a statement if the representative so desires and will be available to respond to appropriate questions during the meeting.

Fees Billed by McGladrey LLP

The following table presents the aggregate fees billed for professional services by McGladrey LLP and its affiliate, RSM McGladrey, Inc. in our fiscal years ended September 30, 2012 and 2011, for these various services:

Description of Fees	Fiscal 2012 Amount	Fiscal 2011 Amount
Audit fees	$192,000	$186,800
Audit-related fees	—	—

Total audit and audit-related fees	192,000	233,145
Tax fees:
Tax compliance fees	125,000	70,364
Tax consultation and advice fees	—	19,653

Total tax fees	125,000	90,017
All other fees	—	—

Total	$317,000	$276,817

Audit Fees

Audit fees consist of fees billed by McGladrey LLP for audit services related to review of our interim financial statements, ethanol industry Renewable Identification Number (RIN) agreed-upon procedures, audit of our fiscal year-end consolidated financial statement and separate audits of ABE Fairmont, LLC and ABE South Dakota, LLC, and the audit of the Company’s 401(k) plan.

Audit-Related Fees

We were not billed any amounts by McGladrey LLP for audit-related fees during fiscal 2012 or fiscal 2011.

Tax Compliance Fees

We were billed $125,000 and $70,364 by RSM McGladrey, Inc., for compliance services during the years ended September 30, 2012 and 2011, respectively. Compliance services consist of planning and preparation of Company tax returns and related filings. We were required to file two tax returns during fiscal 2012 due to the change of our tax year to December 31 from September 30.

Tax Consultation and Advice Fees

We were billed $0 and $19,653 by RSM McGladrey, Inc., for tax consultation and advice fees mostly related to review of state allocations, tax forecasts, restructuring effects and related issues and other tax advice matters for fiscal 2012 and 2011, respectively.

All Other Fees

We were not billed any amounts by McGladrey LLP for other products and services during fiscal 2012 or fiscal 2011.

Pre-Approval Policies and Procedures

In accordance with Section 10(A)(i) of the Securities Exchange Act of 1934, our audit committee approves the engagement of our independent registered public accounting firm to render audit and non-audit services before those services are rendered, considering, among other things, whether the proposed engagement would impact the independence of the registered public accounting firm. All of the fees reflected above were approved by the audit committee and all of the work was performed by full-time, permanent employees of McGladrey LLP or RSM McGladrey, Inc.

Our board of directors recommends that you vote for proposal 3 to ratify the appointment of McGladrey LLP.

PROPOSAL 4

APPROVAL OF THE GRANT OF A UNIT APPRECIATION RIGHT TO OUR CHIEF EXECUTIVE OFFICER

On January 18, 2013, the board, upon recommendation of the compensation committee, authorized the granting of a unit appreciation right (“UAR”) for 200,000 units to our Chief Executive Officer, Richard Peterson. The UAR has a grant price of $1.15 per unit (“Grant Price”). The purpose of the UAR grant is to reward Mr. Peterson for any increase in the value of the Company’s units between the date of the grant and the Payment Date (as defined below).

The UAR vests 1/18th per month over an 18-month period, beginning on December 7, 2012 and ending on June 7, 2014 so long as Mr. Peterson is employed by the Company. The vested UAR becomes automatically payable on the date (the “Payment Date”) that is the earliest of:

•	the closing on the sale of all or substantially all of the assets of ABE South Dakota, LLC (“ABE South Dakota”);

•	the occurrence of a “Change in Control,” as defined in Appendix A to the UAR;

•	Mr. Peterson’s death; or

•	The termination of Mr. Peterson’s employment due to a “Disability,” as defined in the Employment Agreement.

If Mr. Peterson’s employment is terminated by the Company “for cause” prior to full vesting of the UAR, the UAR will immediately be forfeited and cancelled without payment.

The Company will pay Mr. Peterson in cash, no later than five business days after the Payment Date, with respect to each UAR, an amount equal to the excess, if any, of (a) the fair market value on the Payment Date of a unit, on a fully diluted basis, as if the UARs were outstanding units on such date, over (b) the Grant Price per UAR. In the event the Grant Price per UAR exceeds the fair market value per unit on the Payment Date, then the UAR will be immediately cancelled without payment.

In establishing the Grant Price value of $1.15, the Company took into account the (i) the $12.5 million in the escrow account established in connection with the Company’s completed sale of the assets of its ABE Fairmont, LLC subsidiary (“Asset Sale”) on December 7, 2012, and (ii) the $10.0 million reserved by the Company from the proceeds of the Asset Sale. The Grant Price will be reduced to reflect a reduction in the value of the Company as a result of any distribution received by the unit holders of the Company from (i) the proceeds of the escrow account and the $10.0 million reserved by the Company from the proceeds of the Asset Sale. Because Mr. Peterson will not receive any benefit under his UAR with respect to the $12.5 million in escrow or the $10 million retained by the Company, the Company has retained the right to adjust the Grant Price in circumstances when distribution of these amounts to unit holders for some reason are not made. The Company’s intent is to reward Mr. Peterson under the UAR for increase in the value of units excluding any value represented by these two items.

Under Section 162(m) of the Internal Revenue Code (“Code”), compensation in excess of $1 million per individual paid to the Chief Executive Officer and certain other named executives other than the Chief Financial Officer that is not performance-based compensation is not deductible by the Company. The UAR is performance-based compensation because its value is dependent on the increase in the value of the units of the Company after the date of grant. If the material terms of the UAR are disclosed and the UAR approved by an affirmative vote of a majority of the unit holders of the Company, the UAR will be exempt from the limitations on deductibility under Section 162(m) of the Code and, if the other conditions under Section 162(m) of the Code are met, the Company will be able to fully deduct any compensation paid to Mr. Peterson pursuant to the UAR. Therefore, the

Company is seeking approval of the UAR by the unit holders. By its terms, the UAR immediately expires and is of no further force and effect if the Company’s unit holders do not approve of the UAR in accordance with Section 162(m) of the Internal Revenue Code.

Our board of directors recommends that you vote for proposal 4 to approve the grant of a UAR to our Chief Executive Officer.

PROPOSAL 5

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, enables our members to vote to approve the compensation of our named executive officer as disclosed in this proxy statement on an advisory, non-binding basis. As described below in detail under the heading “Executive Compensation,” our compensation programs are designed to retain management, to align the interests of our management with those of our members and to reward management for outstanding business results. Please read the “Executive Compensation” section below for additional details about our executive compensation programs, including information about the fiscal year 2012 compensation of our named executive officer.

At our 2012 regular meeting of members, our members approved the non-binding advisory vote on executive compensation as presented in our 2012 Proxy Statement by a vote of 18,918,708 in favor, 337,092 votes against, with 225,029 votes abstaining. We currently conduct our advisory votes to approve the compensation of our named executive officer on an annual basis, and we expect to conduct the next advisory vote at our 2014 regular meeting of members.

This proposal gives you, as a member, the opportunity to endorse or not endorse the compensation of our named executive officer as described in this proxy statement by voting for or against the following resolution. While our board of directors and compensation committee intend to carefully consider the member vote resulting from the proposal, which is commonly known as a “say-on-pay” proposal, the final vote will not be binding on us and is therefore, advisory in nature.

“RESOLVED, that the members approve the compensation of the Company’s named executive officer, as disclosed in the Compensation Discussion and Analysis, the compensation tables, and the related disclosure contained in the proxy statement set forth under the caption ‘Executive Compensation’ of this proxy statement.”

Our board of directors recommends that you vote for proposal 5 to approve the compensation of our named executive officer, as disclosed in this proxy statement.

COMPANY GOVERNANCE

Board Leadership Structure

In the recognition of the time commitments and activities required to function effectively as both the Chairman and the Chief Executive Officer (the “CEO”) of a company with a relatively flat management structure, the Company separated the roles of Chairman of the board and CEO of the Company in 2008, and elected Mr. Lovegrove as its Chairman. In September 2011, the board elected Mr. Brittenham to succeed Mr. Lovegrove as Chairman. Although the separation of these roles has been appropriate during this time period, the future structure of these roles depends upon the specific circumstances and dynamics of the Company’s leadership. Separation of the two offices is not mandated by the Company’s corporate governance guidelines or Operating Agreement. The separation of roles may also permit the board to recruit senior executives into the CEO position with skills and experience that meet the board’s requirements for the position, but who may not have extensive board experience.

As non-executive Chairman of the board, Mr. Brittenham serves as the primary liaison between the CEO and the independent directors and provides strategic input and counseling to the CEO. With input from other members of the board, committee chairs and management, he develops or approves the agenda items developed by the CEO for board meetings, sets meeting schedules of the board and presides over meetings of the board and executive sessions of the independent directors. Mr. Brittenham also directs the board and CEO evaluation processes.

Board’s Role in Risk Oversight

Management is responsible for identifying risk affecting the Company’s strategy and establishing risk controls. The board implements its risk oversight responsibilities by having management provide periodic briefing and informational sessions on material risks that the Company faces and how the Company is planning on reducing risks to its strategy. In some cases, risk oversight is addressed as part of the full board’s engagement with the CEO and management. In other cases, a board committee is responsible for oversight of specific risk topics. The audit committee oversees issues related to internal control over financial reporting, the risk management committee oversees risks related to commodity prices and instruments, and the compensation committee reviews the Company’s compensation policies, programs and procedures, including the incentives they create, to determine whether they present a significant risk to the Company. Based on the compensation committee’s review of the risk factors associated with our compensation programs, the compensation committee concluded that the Company’s compensation policies, programs and procedures are not reasonably likely to have a material adverse effect on the Company. Presentations and other information for the board and board committees generally identify and discuss relevant risk and risk control, and the board members assess and oversee risks as a part of their review of the related business, financial, or other activity of the Company.

Committees of Our Board of Directors

During fiscal 2012, our board of directors had four standing committees: the audit committee, compensation committee, governance and nominating committee and risk management committee. The Company intends to restructure the board committees during the first half of fiscal 2013.

Audit Committee. The audit committee consists of Messrs. Brittenham (Chairman), Otte and Lovegrove. The audit committee’s function is one of oversight and, in that regard, the audit committee meets with our management and independent registered public accounting firm to review and discuss our financial reporting and our controls respecting accounting.

The board has determined each of Messrs. Brittenham, Otte and Lovegrove is independent as defined in the rules of the NASDAQ Stock Market and under SEC Rule 10A-3. In making the determination that Mr. Otte is independent using the NASDAQ Stock Market criteria, and that Mr. Brittenham is independent under SEC Rule 10A-3, the board considered the factors set below under “Director Independence.” The board has also determined that Mr. Brittenham is an audit committee financial expert as that term is defined in Item 407(d)(5) of Regulation S-K. The Company’s audit committee charter is available on our website at www.AdvancedBioEnergy.com.

Compensation Committee. The compensation committee consists of Messrs. Nelson (Chairman), Otte and Henness. The compensation committee is responsible for discharging the board’s responsibilities relating to compensation of our Company’s executive officers. The compensation committee has the authority to approve and make recommendations to the board with respect to the compensation of the CEO of the Company and evaluates the CEO’s performance in light of his goals and objectives, as determined by the compensation committee. The compensation committee consults with the CEO with respect to compensation for the Company’s other executives and the CEO may be present at meetings for deliberations on non-CEO executive officer compensation, but he may not vote. The compensation committee has the authority to engage consultants. The compensation committee is not presently engaging a compensation consultant. Our compensation committee charter is available on our website at www.AdvancedBioEnergy.com.

Governance and Nominating Committee. The governance and nominating committee consists of Messrs. Nelson (Chairman), Lovegrove, Brittenham, Peterson and Rastetter. The governance and nominating committee is responsible for (i) identifying individuals qualified to become board members and recommending to the board of directors the director nominees to be considered for election by members and for election by the board of directors to fill any vacancy or newly created directorship, (ii) advising the Board regarding Board composition, procedures and committees, (iii) advising the Board regarding corporate governance guidelines and corporate governance matters applicable to the company, and (iv) overseeing the evaluation of the Board. Our governance and nominating committee charter is available on our website at www.AdvancedBioEnergy.com.

Risk Management Committee. The risk management committee consists of Messrs. Rastetter (Chairman), Henness, Netsch, Peterson, and Lovegrove from the board, and Ty Weisendanger, our VP of Trading and Commodities. The risk management committee’s function is to assist the board of directors in assessing and managing the risks associated with managing our processing margin and the purchase and sale of commodities required in connection with or produced as a result of our production of ethanol.

Board of Directors Meetings and Attendance

Our board of directors held eighteen meetings during fiscal 2012, acted by written consent in lieu of a meeting on two occasions, and held periodic update calls. During fiscal 2012, the audit committee held five meetings, the compensation committee held three meetings, the risk management committee held fourteen meetings and the governance/nominating committee had one meeting. During fiscal 2012, each serving director attended at least 70% of the aggregate of all meetings of our board of directors and of the board committees on which the director served.

Code of Ethics

We have adopted a code of ethics for the guidance of our chief executive and senior financial officers, and it is posted on our website at www.AdvancedBioEnergy.com. We intend to post on our website any amendments to, or waivers from, our code of ethics within five business days of the amendment or waiver.

Director Independence

Our securities are not listed on a national securities exchange or in an inter-dealer quotation system that have requirements that a majority of the board of directors be independent. However, we use the independence rules of the NASDAQ Stock Market to evaluate the independence of our board of directors. We have determined that five of our non-employee directors, Messrs. Brittenham, Henness, Otte, Lovegrove and Netsch are independent within the definition of independence provided by the rules of the NASDAQ Stock Market. The board made the determination that Mr. Otte was independent even though his corn sales to the Company were $248,059 in fiscal 2012 because all these sales were made at the prevailing market price in an active market. Our board of directors took into account that Mr. Brittenham has voting and disposition control over more than 10% of the Company’s units, but, per SEC Rule 10A-3(e)(1)(ii)(B), ownership of 10% of an issuer’s securities does not create a presumption of affiliation and thus lack of independence and, based upon all other factors, the board made the determination that Mr. Brittenham was independent.

Director Nominee Selection Policy

Our governance and nominating committee does not have a formal policy with regard to the consideration of any candidates nominated by members. However, our Operating Agreement allows for members to nominate directors for election and our governance and nominating committee will consider any and all candidates submitted for consideration by any member. Our governance and nominating committee does not have a formal policy with regard to diversity. However, it reviews the current composition of the board to determine the diversity needs of the board, including those related to skills, experience, race, national origin and gender. Any member that wishes to submit a potential candidate for consideration may do so by providing a written request for consideration, either by personal delivery or by United States mail, postage prepaid, to Advanced BioEnergy, LLC, Attention: Richard R. Peterson, 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437, not less than 60 days nor more than 90 days prior to the first day of the month corresponding to the previous year’s regular meeting. Your request for consideration must be received by January 1, 2014 for our 2014 regular meeting of members. Each notice must set forth:

•	the name and address of record of the member who is making the recommendation;

•

a representation that the member is a holder of record of our units entitled to vote at the meeting and intends to appear in person or by proxy at the meeting to nominate the person or persons specified in the notice;

•	the name, age, business and residence address, and principal occupation of employment of each nominee;

•

a description of all arrangements or understandings between the member and each nominee and any other person or persons (naming the person or persons) pursuant to which the nomination or nominations are to be made by the member;

•

such other information regarding each nominee proposed by the member as would be required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission;

•	the consent of each nominee to serve as a director if so elected; and

•

a nominating petition signed and dated by the holders of at least five percent (5%) of the then-outstanding units and clearly setting forth the proposed nominee as a candidate for a director’s seat to be filled at the next election of directors.

We may require any proposed nominee to furnish other information as may reasonably be required to determine the eligibility and desirability of the proposed nominee to serve as a director. Our Operating Agreement provides that if a nomination was not made in accordance with the procedures set forth in our Operating Agreement, the defective nomination can be disregarded.

Compensation Committee Interlocks and Insider Participation

None of the members of the board who served on our compensation committee during 2012 have ever been an officer or employee of our Company. No executive officer serves, or in the past has served, as a member of the board of directors or compensation committee (or other board committee performing equivalent functions) of any other entity that has any of its executive officers serving as a member of our board of directors or compensation committee.

Attendance at Member Meetings

The directors are encouraged, but not required, to attend all meetings of our members. Seven of our then-serving directors attended our 2012 regular meeting of members.

Procedures for Contacting the Board of Directors

Persons interested in communicating with the board of directors are encouraged to contact the chairman of the board, all outside directors as a group or an individual director by submitting a letter or letters to the desired recipients in sealed envelopes labeled with “chairman of the board” or the names of specified directors. This letter should be placed in a larger envelope and mailed to Advanced BioEnergy, LLC, Attention: Bridget Smale, 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437. Bridget Smale will forward the sealed envelopes to the designated recipients.

Report of the Audit Committee

The role of our audit committee is one of oversight of our Company’s management and independent registered public accounting firm with regard to our Company’s financial reporting and controls regarding accounting and risk of material loss. In performing its oversight function, the audit committee relied upon advice and information received in our discussions with management and the independent registered public accounting firm.

Our Audit Committee has (i) reviewed and discussed our audited financial statements for fiscal 2012 with our Company’s management; (ii) discussed with our Company’s independent registered public accounting firm the matters required to be discussed by Statement on Auditing Standards No. 61, as amended, as adopted by the Public Company Accounting Oversight Board in Rule 3200T, regarding communication with audit committees (Codification of Statements on Auditing Standards, AU sec. 380); (iii) received the written disclosures and the letter from our Company’s independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding the independent accountant’s communications with the audit committee concerning independence; and (iv) discussed with our Company’s independent registered public accounting firm the independent registered public accounting firm’s independence. Based on the review and discussions with management and the independent registered public accounting firm referred to above, our committee recommended to the board of directors that the audited financial statements be included in our Company’s annual report on Form 10-K for fiscal 2012 and filed with the Securities and Exchange Commission.

THE AUDIT COMMITTEE

SCOTT A. BRITTENHAM

JOHN E. LOVEGROVE

TROY L. OTTE

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

The following table sets forth, as of January 25, 2013 , the ownership of units by each member that we know owns beneficially more than 5% of the outstanding units, each director and director nominee, each named officer and all executive officers and directors as a group. At the close of business on January 25, 2013, there were 25,410,851 units issued and outstanding, each of which is entitled to one vote.

Unless otherwise indicated by footnote or under the “Description of 2009 Voting Agreement” below, the listed beneficial owner has sole voting power and investment power with respect to such units, no director or executive officer has pledged as security any units shown as beneficially owned, and the mailing address for each person listed in the table is 8000 Norman Center Drive, Suite 610, Bloomington, MN 55437.

Name of Beneficial Owner or Identity of Group	Amount and Nature of Beneficial Ownership(#)		Percentage of Outstanding Units
Non-Employee Directors:
John E. Lovegrove	63,000	(1)	*
Scott A. Brittenham	4,423,499	(2)	17.41%
Jonathan K. Henness	—		*
Joshua M. Nelson	—		*
Bryan A. Netsch	1,270,000	(3)	5.00%
Troy L. Otte	103,872		*
Bruce L. Rastetter	8,505,224	(4)	33.47%

Named Executive Officer:
Richard R. Peterson	175,400		*

Executive officer, directors and director nominees as a group (8 persons)	14,540,995		57.22%

More than 5% Owners:
South Dakota Wheat Growers Association	1,271,452		5.00%
110 6th Avenue SE
Aberdeen, SD 57402

Clean Energy Capital, LLC (f/k/a Ethanol Capital Management, LLC)	4,423,499	(2)	17.41%
5151 E. Broadway, Suite 510 Tucson, AZ 85711

Hawkeye Energy Holdings, LLC	8,505,224	(4)	33.47%
224 S. Belle Ave Ames, IA 50010

Bryan A. Netsch
1001 Cross Timbers Road, Suite 2090 Flower Mound, TX 75028	1,270,000	(3)	5.00%

*	Less than 1%
(1)	Includes units owned jointly with Mr. Lovegrove’s spouse.
(2)	Includes: 500,000 units directly owned by Tennessee Ethanol Partners, L.P. (“TEP”), of which CEC (f/k/a Ethanol Capital Management, LLC (“ECM”)) serves as the general partner and investment advisor and has voting and dispositive power. Mr. Brittenham and CEC disclaim beneficial ownership of these units, except to the extent of their pecuniary interests therein.

475,462 units directly owned by Ethanol Capital Partners, L.P. Series T (“ECP Series T”), of which CEC is the general partner and investment advisor to and has sole voting and dispositive power over its assets. Mr. Brittenham and CEC disclaim beneficial ownership of these units, except to the extent of their pecuniary interest therein.

318,420 units directly owned by Ethanol Capital Partners, L.P. Series R (“ECP Series R”), of which CEC is the general partner and investment advisor to and has sole voting and dispositive power over its assets. Mr. Brittenham and CEC disclaim beneficial ownership of these units, except to the extent of their pecuniary interest therein.

379,617 units directly owned by Ethanol Capital Partners, L.P. Series V (“ECP Series V”), of which CEC is the general partner and investment advisor and has sole voting and dispositive power over its assets. Mr. Brittenham and CEC disclaim beneficial ownership of these units, except to the extent of their pecuniary interest therein. 2,750,000 units are directly owned by EIP, of which CEC is the sole manager. The members in EIP consist of the following: Ethanol Capital Partners, L.P. Series E, Ethanol Capital Partners, L.P. Series H, Ethanol Capital Partners, L.P. Series I, Ethanol Capital Partners, L.P. Series J, Ethanol Capital Partners, L.P. Series L, Ethanol Capital Partners, L.P. Series M, Ethanol Capital Partners, L.P. Series N, Ethanol Capital Partners, L.P. Series O, Ethanol Capital Partners, L.P. Series P, Ethanol Capital Partners, L.P. Series Q and Ethanol Capital Partners, L.P. Series S (collectively, the “LLC Members”). CEC is the general partner of and investment advisor to each LLC Member and has voting and dispositive power over each LLC Member’s assets. Mr. Brittenham and CEC disclaim beneficial ownership of these units, except to the extent of their pecuniary interest therein. ECP Series E, H, I, J, L, M, N, O, P, Q and S own membership interests in EIP. The percentage ownership of each LLC Member in EIP is as follows: ECP Series E owns 21.50%; ECP Series H owns 8.23%; ECP Series I owns 9.06%; ECP Series J owns 3.98%; ECP Series L owns 4.18%; ECP Series M owns 2.86%; ECP Series N owns 14.11%; ECP Series O owns 9.39%; ECP Series P owns 9.38%; ECP Series Q owns 13.87%; and ECP Series S owns 3.43% (ownership percentages may not add to 100% due to rounding).

TEP, ECP Series T, ECP Series R and ECP Series V are distinct stand-alone entities which own their respective units in the Company directly and not through affiliated entities (as EIP beneficially owns its units).

(3)	Includes 692,000 units owned by Netsch Limited Partnership, 80,000 units owned by Lucas D. Netsch, 80,000 units owned by Marcus T. Netsch, 10,000 units owned by Newell P. Netsch Family LP, 80,000 units owned by Nicolas B. Netsch, 80,000 units owned by Thomas M. Netsch, 62,000 units owned by Marcus T. Netsch Trust, 62,000 units owned by Nicolas B. Netsch Trust, 62,000 units owned by Thomas M. Netsch Trust, and 62,000 units owned by Lucas D. Netsch Trust. Mr. Netsch disclaims beneficial ownership of the units held in the trusts, and shares voting and investment power with respect to these units.
(4)	Includes 8,505,224 units owned by Hawkeye Energy of which Messrs. Nelson and Rastetter are on the board of managers. Mr. Nelson disclaims beneficial ownership of these units, except to the extent of his pecuniary interest therein.

2009 Voting Agreement

In August 2099, Hawkeye Energy, entities associated with EIP, South Dakota Wheat Growers Association and certain directors entered into a voting agreement (“2009 Voting Agreement”) in conjunction with the issuance and sale of our units in a private equity offering. The number of units owned by each party to the 2009 Voting Agreement is set forth in the table below.

The 2009 Voting Agreement requires each of the parties thereto to (i) nominate for election to the board the following persons listed below (the “Designees”), (ii) recommend to the members of the Company the Designees, and (iii) vote (or act by written consent) all units beneficially owned by that party at any meeting of our members in favor of the Designees. The Designees include:

•	two representatives designated by Hawkeye Energy — Joshua M. Nelson and Bruce L. Rastetter are currently designated by Hawkeye Energy for this purpose;

•	two representatives designated by EIP — Scott A. Brittenham and Jonathan K. Henness are currently designated by EIP for this purpose; and

•	the Chief Executive Officer of the Company (the “CEO Board Member”) — Richard R. Peterson is currently designated for this purpose.

The 2009 Voting Agreement also requires that each party thereto not take any action that would result in the removal of any of the Designees without the consent of Hawkeye Energy, EIP and the CEO Board Member. Each of the parties to the 2009 Voting Agreement granted to Hawkeye Energy and EIP an irrevocable proxy coupled with an interest to vote such party’s units in accordance with the terms of the 2009 Voting Agreement.

For purposes of Section 13(d) of the Securities Exchange Act of 1934, a total of 14,542,447 units may be deemed to be beneficially owned by virtue of the 2009 Voting Agreement, representing approximately 57.23% of our outstanding units. The number of such units held by each party to the 2009 Voting Agreement is as follows:

Name	Units Owned (#)
John E. Lovegrove	63,000
Ethanol Investment Partners, LLC	2,750,000	(1)
Tennessee Ethanol Partners, L.P.	500,000	(1)
Ethanol Capital Partners L.P., Series T	475,462	(1)
Ethanol Capital Partners L.P., Series R	318,420	(1)
Ethanol Capital Partners L.P., Series V	379,617	(1)
Troy L. Otte	103,872
Richard R. Peterson	175,400
South Dakota Wheat Growers Association	1,271,452
Hawkeye Energy Holdings, LLC	8,505,224	(2)

Total	14,542,447

(1)	Scott A. Brittenham serves as the Managing Member, President and Chief Executive Officer, and Jonathan Henness serves as the Chief Financial Officer and Executive Vice President Finance and Research of CEC, which is the sole manager of EIP and the general partner of TEP and Ethanol Capital Partners, L.P. Series T, R and V.

(2)	Bruce L. Rastetter and Joshua M. Nelson are members of the board of managers of Hawkeye Energy.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

This section discusses the principal elements of compensation paid to our named executive officers and the compensation philosophy and objectives of our compensation program. Because Richard R. Peterson was our only named executive officer for the fiscal year ended September 30, 2012 and he is currently our only named executive officer, the following discussion focuses on compensation for Mr. Peterson.

Our compensation committee is responsible for discharging the board’s responsibilities relating to compensation of the Company’s executives. Our compensation committee has the authority to retain compensation consultants to assist it in evaluating compensation. Our compensation committee also has the responsibility for monitoring adherence with our compensation philosophy, which is further described below, and ensuring that the total compensation paid to our executive officers is transparent, fair, reasonable and competitive. Our compensation committee has authority to delegate any of its responsibilities to subcommittees as the committee may deem appropriate.

In 2012, decisions regarding the compensation of Mr. Peterson were made by our board upon the recommendation of our compensation committee.

Compensation Philosophy and Objectives

Our compensation philosophy embodies the following principles:

•	the compensation program should retain management to foster continuity in our operations;

•	the compensation program should align the interests of our management with those of our members; and

•	the compensation program should reward management for outstanding business results.

In structuring a compensation program that will implement these principles, we have developed the following objectives for our executive compensation program:

•	overall compensation levels must be sufficiently competitive to retain executives; and

•	a portion of total compensation should be contingent on, and variable with, achievement of personal and Company performance goals.

Compensation Elements

For 2012, the principal components of our compensation for our named executive officer included:

•	base salary;

•	incentive cash bonuses;

•	equity compensation; and

•	perquisites and other personal benefits.

We expect that the principal components of compensation for Mr. Peterson and any other named executive officer who may be hired in 2013 will be comprised of the same principal components, except that Mr. Peterson will not be entitled to any annual performance bonus for fiscal 2013 in consideration of the bonuses paid to Mr. Peterson described further in this proxy statement under “Executive Compensation — 2013 Bonuses and Unit Appreciation Right.” These components have typically been included in the employment agreements for any named executive officer, as well as in Company policies. In addition to employment agreements, we have also entered into restricted unit agreements and change of control agreements that are further described below. Mr. Peterson currently has an employment agreement, and a unit appreciation right agreement.

Base Salary

Base salary is targeted to provide named executive officers with a fixed base amount of compensation for services rendered during the year. We believe this is consistent with competitive practices and will help ensure we retain qualified leadership in those positions in light of salary norms in our industry and the general marketplace. Traditionally, base salary for our named executive officers has been included in employment agreements and Mr. Peterson’s employment agreement includes a base salary of $285,000. In the past, the amounts of base salary contained in our employment agreements were determined for each executive based on position and responsibility and other market data. Our compensation committee targeted salaries for our named executive officer at the lower end of the median range for comparable companies. While it has been difficult for the compensation committee to gather information for comparable companies on an on-going basis, the compensation committee periodically reviews base compensation in connection with execution and renegotiation of employment agreements with executives to ensure we maintain a competitive position.

Incentive Cash Bonuses

The compensation committee has used, and expects to continue to use, incentive cash bonuses to focus our management on achieving key Company financial objectives, to motivate certain desired individual behaviors and goals and to reward substantial achievement of these Company financial objectives and individual behaviors and goals.

The compensation committee believes that as a growth company, we should reward achievement of both personal performance objectives and Company financial objectives, such as gallons of ethanol produced and earnings before interest, taxes, depreciation and amortization (“EBITDA”). The employment agreements with our named executive officers have traditionally included a provision that makes the executives eligible for an annual bonus in an amount up to 37% of the executive’s base salary during a fiscal year, based upon criteria established by the board or committee of the board. In addition, certain other Company employees also participate in the Company’s corporate bonus plan.

The employment agreement provides that Mr. Peterson is eligible for an annual bonus up to 37% of his base salary, or $105,450, if he achieves certain performance goals. For fiscal 2012, the compensation committee used a formula for its bonus plan based on the following six criteria (the “2012 Performance Criteria”):

(i)	Financial performance (50%). The Company had to achieve budgeted EBITDA of $42 million for fiscal 2012. For this portion of Mr. Peterson’s bonus (50% of total), he would receive $52,725 if the Company achieved 100% of budgeted EBITDA or $42.0 million. Between 0% and 85% of budgeted EBITDA (or $35.7 million), he would receive no payout for financial performance and at 115% of budgeted EBITDA (or $48.3 million), he would receive the maximum financial performance payout of 200% or $105,450, with a straight-line calculation between $35.7 million and $48.3 million of EBITDA;

(ii)	development of the management team, including clarifying responsibilities, establishing clear goals, and implementing a succession planning process (10%);

(iii)	development of a robust benchmarking process and key metrics for the Company to measure ongoing performance (10%);

(iv)	refine the Company’s capital allocation process so that the Company uses consistent analysis to compare use of funds to internal projects analysis (10%);

(v)	develop an appropriate plan for Company rail car procurement and usage in 2012 and 2013 and (10%); and

(vi)	strengthen management-board communication and interaction (10%).

The Company did not achieve the financial performance goals, but the compensation committee and board determined that Mr. Peterson achieved significant progress in the other five criteria and awarded Peterson a performance bonus of $27,500 (the “2012 Performance Bonus”). In awarding this 2012 Performance Bonus, which represents approximately 26.1% of the annual performance bonus that Mr. Peterson was eligible to earn, the Board noted that a significant part of Mr. Peterson’s ongoing efforts in the period from June through September 2012 were focused on the process that led to the Fairmont Sale, and that Mr. Peterson’s ability to achieve the 2012 Performance Criteria was affected by this process.

Equity Compensation

From time to time, the board of directors, upon the recommendation of the compensation committee, has granted our named executive officers equity awards that vest over time through restricted unit agreements. Like the incentive cash bonuses described above, the compensation committee believes that these equity awards encourage our named executive officers to increase their ownership stake in the Company and focus on the long-term performance of the Company. These restricted unit awards have included put rights that provide the named executive officer the right to sell back up to 40% of the vested units to our Company at the then-current fair market value of the membership units to cover the related tax requirements of the individual officers. The compensation committee believes that these put provisions are appropriate since sale of our units is highly restricted under our Operating Agreement. On July 31, 2007, Mr. Peterson was awarded 15,000 units pursuant to a restricted unit agreement. This award is fully vested.

We also entered into a change-of-control agreement with Mr. Peterson that provided him the right to receive units of the Company upon his termination without cause after a change of control. The compensation committee believed that such an agreement was appropriate in the event of such a transaction given the need for the Company’s chief executive officer to be focused on the operations of the Company arising from a change of control if it was in the best interests of our members. Due to the sale of substantially all the assets of our ABE Fairmont subsidiary in December 2012, the Company issued 14,000 units to Mr. Peterson in December 2012 under the change of control agreement and the agreement was then cancelled. Additional information about payouts to Mr. Peterson under this agreement is provided under the heading “Payments upon Resignation, Retirement or Other Termination” below. In addition, in fiscal 2011, we issued Mr. Peterson the option award described below under “Nonqualified Option and Unit Appreciation Right Agreement”, which was fully exercised on December 13, 2012. In fiscal 2013, we issued Mr. Peterson another unit appreciation right as described below under “2013 Bonuses and Unit Appreciation Right”, subject to approval by a majority of members at the 2013 annual meeting of members, as set forth in Proposal 4.

Perquisites and Other Personal Benefits

We have traditionally provided named executive officers with perquisites and other personal benefits that the compensation committee believes are reasonable and consistent with our overall compensation program. We believe that these perquisites better enable us to attract and retain superior employees for key positions and are consistent with the Company’s employment agreements. The compensation committee believes that the benefits provided to Mr. Peterson, which primarily consists of the use of a Company-owned vehicle, including all costs incurred in the use of the vehicle, are consistent with market practices and necessary for him to effectively serve as the chief executive officer of the Company.

Accounting and Tax Treatment

We account for equity compensation paid to our employees under generally accepted accounting principles, which require us to estimate and record an expense over the service period of the award. Accounting rules also require us to record cash compensation as an expense at the time the obligation is earned. We structure cash bonus compensation so that it is taxable to our executives at the time it becomes available to them.

The compensation committee reviews and considers the deductibility of executive compensation under Section 162(m) of the Internal Revenue Code of 1986, as amended, which provides that we may not deduct compensation of more than $1,000,000 that is paid to certain individuals. We currently intend that all cash compensation paid will be tax deductible.

Consideration of Results of Prior Year’s Advisory Vote on Executive Compensation

In establishing executive compensation for fiscal 2013, our compensation committee considered the result of our members’ non-binding advisory vote. At our 2012 regular meeting of members, our members approved the non-binding advisory vote on executive compensation as presented in our 2012 Proxy Statement by a vote of 18,918,708 in favor, 337,092 votes against, with 225,029 votes abstaining. Based in part on these results, the committee believes that the current compensation structure is an effective method and the Company has retained the same principal elements of base salary, incentive cash bonuses, equity compensation, and perquisites and other personal benefits.

Compensation Committee Report

The compensation committee has reviewed and discussed the foregoing Compensation Discussion and Analysis with management. Based on that review and discussion, the compensation committee recommended to the board that the Compensation Discussion and Analysis be included in this proxy statement for the 2013 regular meeting of members.

Respectfully submitted,

Compensation Committee

TROY L. OTTE

JOSHUA M. NELSON

JONATHAN K. HENNESS

Summary Compensation Table

The following table shows, for our Chief Executive Officer, President and Chief Financial Officer, referred to as our named executive officer, information concerning compensation earned for services in all capacities for the fiscal years ended September 30, 2012, September 30, 2011 and September 30, 2010:

Name and Principal Position	Year	Salary ($)	Bonus ($)	Option Awards ($)(1)	Non-Equity Incentive Plan Compensation ($)(2)	All Other Compensation ($)(3)	Total ($)
Richard R. Peterson	2012	285,000		—	27,500	23,707	336,207
Chief Executive Officer,	2011	285,000	—	—	90,840	65,361	441,201
President and Chief Financial Officer	2010	275,000	—	—	75,116	17,201	367,317

(1)	No value has been assigned to the option awards in the Company’s financial statements under Topic ASC 718 because the options only vest under specific circumstances, which took place subsequent to September 30, 2012. These circumstances have been described below in the “Nonqualified Option and Unit Appreciation Right Agreement” section of this proxy statement.
(2)	Amounts consist of bonuses earned under Mr. Peterson’s annual performance based bonus plan.

(3)	The 2012 amounts consist of $11,207 for the portion of the purchase, fuel, insurance and maintenance expense costs for personal use of a Company-owned vehicle. The 2012 amount also includes $12,500 in Company contributions to the 401(k) plan. The 2011 amounts consist of $53,111 for the portion of the lease, fuel, insurance and maintenance expense costs for personal use of a Company-owned vehicle (including the cost to purchase the vehicle), and $12,250 in Company contributions to the 401(k) plan. The 2010 amounts consist of $4,951 for the portion of the lease, fuel, insurance and maintenance expense costs for personal use of a Company-owned vehicle and $12,250 in Company contributions to the 401(k) plan.

Grants of Plan-Based Awards in 2012

The following table sets forth each grant of an award made to a named executive officer during the year ended September 30, 2012.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)(2)
Name	Grant Date	Target ($)	Maximum ($)
Richard R. Peterson	February 20, 2012	105,450	105,450

(1)	The actual payouts received are reflected in the non-equity incentive plan compensation column of the Summary Compensation Table for 2012. The payments of the bonus plan compensation for 2012 were made in January 2013.
(2)	As described above under “Compensation Discussion and Analysis — Incentive Cash Bonuses,” the 2012 incentive bonus plan was comprised of a Company financial target consisting of EBITDA of $42.0 million (50% of total available bonus), and five non-financial goals at 10% each (for a total of 50% bonus available). Under the financial target, Mr. Peterson was not eligible to receive any payout until the Company achieved EBITDA of more than $35.7 million, while the five non-financial criteria were more subjective.

Employment Agreement with Named Executive Officer

On May 11, 2011, the Company entered into a Second Amended and Restated Employment Agreement (“2011 Employment Agreement”) with Richard Peterson, Chief Executive Officer and Chief Financial Officer. Under the 2011 Employment Agreement, Peterson receives (i) an annual base salary of $285,000 effective as of October 1, 2010; (ii) the right to participate in all employee benefit plans and programs of the Company; (iii) use of an automobile while employed by the Company; (iv) three weeks annually of paid vacation time off in accordance with the Company’s normal policies; (v) reimbursement for all reasonable and necessary out-of-pocket business, travel and entertainment expenses; and (vi) an annual cash performance bonus of up to 37.0% of his base salary based on achievement of certain criteria established by the Company’s compensation committee.

Mr. Peterson agreed, as part of the 2011 Employment Agreement, that (i) he will not divulge our confidential information or any know-how or trade secret information conceived or originated by him during his employ; (ii) he will not take a corporate opportunity from our Company; (iii) he will not engage in competition with our Company; (iv) he will not attempt to hire an employee of our Company during his employ or during a 24-month period thereafter; (v) he will not solicit our customers or suppliers during his employ or during the 24-month period thereafter; and (vi) he will disclose to, and give all rights and ownership to, the Company in any improvements, inventions or copyrightable material he conceives during his employ and relating to our business.

The 2011 Employment Agreement also provided that if Mr. Peterson’s employment is terminated by our Company without “cause” or by Mr. Peterson for “good reason,” Mr. Peterson would receive certain severance payments and benefits, including (i) an amount equal to 52 weeks of Mr. Peterson’s weekly base salary at the time of termination of employment, paid in installments in accordance with our regular payroll practices; (ii) a payment equal to the pro rata portion of any annual cash performance bonus that would have been payable to

Mr. Peterson during the fiscal year in which the termination occurs; and (iii) health, dental, disability and life insurance benefits for Mr. Peterson and his dependents for a 12-month period, to the extent that such benefits were in effect at termination, unless Mr. Peterson obtains such coverage through any other employer. In addition, if Mr. Peterson’s employment terminates for the reasons described above in connection with or within two years after a change in control, he will receive an additional 52 weeks of base salary. Mr. Peterson has agreed that the existence of the 2009 Voting Agreement or the exercise of rights thereunder does not constitute a change of control. Upon termination, Mr. Peterson shall promptly deliver to us any and all Company records and property in his possession or under his control. Additional information about Mr. Peterson’s employment agreement, including the definitions of “cause” and “good reason,” is provided under the heading “Payments upon Resignation, Retirement or Other Termination” below.

The Company and Mr. Peterson entered into an Amendment No. 1 dated January 18, 2013 to the 2011 Employment Agreement, under which:

Mr. Peterson has a guaranteed extended employment term of 18 months, from December 7, 2012 through June 7, 2014 (the “Extended Term”). If Mr. Peterson’s employment is terminated by the Company during the Extended Term for any reason other than “for cause” (as defined in the Employment Agreement), Mr. Peterson will be entitled to:

•

the salary to which he would otherwise have been entitled during the Extended Term, which is currently $285,000 per year (the “Guaranteed Salary”), payable through the end of the Extended Term, in accordance with the Company’s normal payroll policies and procedures, provided, however, that if Mr. Peterson voluntarily resigns for any reason during the Extended Term, Mr. Peterson will forfeit the Guaranteed Salary and any severance payments to which he may have otherwise been entitled under the 2011 Employment Agreement;

•

104 weeks (2 years) of Mr. Peterson’s weekly base salary amount immediately prior to his termination date (which base salary amount will not be less than $285,000) (the “Severance Payment”), for a total of $570,000, payable over two years in equal installments in accordance with the Company’s normal payroll policies and procedures; and

•

As part of the Company’s obligation to provide Mr. Peterson with COBRA coverage, the Company will continue to provide insurance coverage under the same terms and conditions as then made available to other Company employees and their families (the employer- and employee-portions being the same as for then-current Company employees) for up to one year following the Termination Date, in an estimated aggregate amount of $20,400 assuming payments continue for the entire year.

Upon Mr. Peterson’s disability (as defined in the Employment Agreement) or death during the Extended Term, the Company will pay Mr. Peterson or Mr. Peterson’s estate, as applicable, the Severance Payment, but Mr. Peterson or Mr. Peterson’s estate, as applicable, will not be entitled to receive the Guaranteed Salary.

On the last day of the Extended Term or June 7, 2014, Mr. Peterson will be entitled to the Severance Payment. However, if Mr. Peterson and the Company enter into a new or amended employment agreement covering the period after the Extended Term, Mr. Peterson will not be entitled to the Severance Payment.

Nonqualified Option and Unit Appreciation Right Agreement

The compensation committee also granted Mr. Peterson an Option Award Agreement, dated May 11, 2011 (the “Option”), to purchase up to 150,000 units at various prices, along with a right, under certain circumstances, to exchange the option for a cash payment equal to the appreciation on the value of the units over the exercise price.

Under this agreement, Mr. Peterson had the right to purchase up to:

50,000 units at $1.50 per unit (Tranche 1);

50,000 units at $3.00 per unit (Tranche 2); and

50,000 units at $4.50 per unit (Tranche 3).

Under the Option terms, each Tranche would vest at a rate of 10,000 units (30,000 units total) each year if Mr. Peterson remained employed on May 11 of each year between 2012 through 2016. If Mr. Peterson died or became disabled during his employment with the Company, those units that would have vested on the next May 11, would immediately vest. If the Company experienced a change in control, all options would immediately become fully vested if the Company was not the surviving entity, or become fully vested if: (i) the Company was the surviving entity and (ii) within two years after the change in control, Mr. Peterson was terminated by the Company without Cause (as defined below) or he resigned for Good Reason (defined in the 2011 Employment Agreement as a material reduction in his duties or his compensation, or a relocation of the Company’s offices greater than 50 miles).

On December 13, 2012, the board of directors, in consideration of the contributions made by Mr. Peterson to the Company during calendar year 2012, and in connection with the Company’s successful sale of the assets of its ABE Fairmont, LLC subsidiary (“Asset Sale”), approved an amendment to the Option under which:

•	All unvested units under the Option were accelerated and vested and exercisable in full on December 13, 2012;

•

Mr. Peterson was allowed to use the proceeds from the Company’s December 14, 2012 special distribution of $4.15 per unit applicable to the Company’s units (“Special Distribution”) to exercise the Option, such that the amount payable by Mr. Peterson to exercise the Option would be reduced by the aggregate Special Distribution applicable to the units so exercised, if the Option was exercised on or before the record date for the Special Distribution;

•	If not exercised prior to December 31, 2012, the Option would expire; and

•	The exercise price of Tranche C of the Award was lowered from $4.50 to $4.15 per unit, the amount of Special Distribution.

Mr. Peterson exercised the Option in its entirety on December 13, 2012.

2013 Bonuses and Unit Appreciation Right

On January 18, 2013, the board of directors, upon the recommendation of the board’s compensation committee, in consideration of the contributions made by Mr. Peterson, the Company’s Chief Executive Officer and Chief Financial Officer to the Company during the fiscal year ended September 30, 2012 and in connection with the Company’s Asset Sale, which closed on December 7, 2012, took several actions with respect to Peterson’s compensation and employment:

Transaction Bonus

The board ratified and approved the payment of a $100,000 bonus to Mr. Peterson on December 29, 2012, recognizing Mr. Peterson’s contributions in connection with the successful closing of the Asset Sale.

Cost-Savings Incentive Bonus

The board approved the payment of a $72,500 bonus, payable immediately, recognizing Mr. Peterson’s contributions in implementing cost-saving measures during the period ended December 31, 2012.

Escrow Incentive Bonus

The board authorized the future payment to Mr. Peterson of up to $150,000 (the “Escrow Incentive Bonus”) if the Company receives the maximum of $12.5 million currently in the escrow account created in connection with the Asset Sale. The amount of the Escrow Incentive Bonus will be reduced by $30,000 for each $500,000 of escrow funds drawn by the buyer. Therefore, Mr. Peterson will no longer be entitled to any Escrow Incentive Bonus if more than $2.5 million in escrow funds are drawn by the buyer.

The Escrow Incentive Bonus will be payable to Mr. Peterson no later than 20 business days after the escrow release date. In the event the Company terminates Mr. Peterson’s employment other than “for cause” as defined in the 2011 Employment Agreement, Mr. Peterson will be entitled to the amount of the Escrow Incentive Bonus to which he would otherwise be entitled had he remained employed by the Company at the escrow termination date.

Unit Appreciation Right

The board awarded Mr. Peterson a Unit Appreciation Right (“UAR”) for 200,000 units. The UAR will vest 1/18 per month over an 18 month period beginning December 7, 2012 and be paid in cash upon such time as ABE sells all or substantially all the assets of the South Dakota plants. The UAR will expire four years following the date of grant. The UAR will be issued for no consideration and will have a grant price of $1.15 per unit at the time of the grant. The grant price for the UAR will be reduced by any distribution received by the Company’s unit holders from (i) the $12.5 million placed in escrow or (ii) the $10 million of cash reserved by the Company in connection with the Asset Sale, including any other cash dividend received by the Company’s unit holders from the cash reserves at the parent company, Advanced BioEnergy, LLC. The grant price will also be reduced in the event the escrow proceeds are not distributed to the Company’s unit holders. In order to ensure compliance under Section 162(m) of the Internal Revenue Code, the issuance of the UAR is subject to unit holder approval within 12 months of grant. Proposal 4 is this approval.

Agreement Regarding Fiscal 2013 Annual Performance Bonus

The Company and Mr. Peterson agreed the Cost Savings Bonus, the Escrow Incentive Bonus, and the grant of the UAR are being awarded to Mr. Peterson in lieu of any other Annual Performance Bonus for the Company’s 2013 fiscal year under Section 3(f) of Mr. Peterson’s Employment Agreement, and accordingly, Mr. Peterson will not be entitled to any other annual performance bonus for fiscal 2013.

Outstanding Equity Awards at 2012 Fiscal Year-End

The following table sets forth certain information concerning equity awards outstanding to the named executive officer at September 30, 2012.

OUTSTANDING EQUITY AWARDS AT 2012 FISCAL YEAR-END

	Option awards				Stock awards
Name	Number of securities underlying unexercised options (#) exercisable	Number of securities underlying unexercised option (#) unexercisable	Option exercise price ($)	Option expiration date (2)	Number of shares or units of stock that have not vested (#)	Market value of shares or units of stock that have not vested ($)
Richard R. Peterson	10,000	40,000	$1.50	May 10, 2021
	10,000	40,000	$3.00	May 10, 2021
	10,000	40,000	$4.50	May 10, 2021
					14,000	$14,700	(1)

(1)	Unit value of $1.05 as of September 30, 2012 based on trading values of comparable competitors.
(2)	All options vested and exercised on December 13, 2012.

2012 Units Vested

The following table sets forth certain information concerning units that have vested during the fiscal year ended September 30, 2012.

	Unit Awards
Name	Number of Units Acquired on Vesting (#)	Value Realized on Vesting ($)(1)
Richard R. Peterson	3,000	4,500

(1)	Amount shown is based on a unit price of $1.50, which was the estimated market value of the units at the time that the units vested on October 1, 2011.

Payments Upon Resignation, Retirement or Other Termination

Units Award

On July 31, 2007, the board, upon the recommendation of the compensation committee, granted Mr. Peterson the right to receive units of the Company on the terms and conditions included in the form of a Change in Control Agreement approved by the compensation committee. The board granted Mr. Peterson the right to receive 14,000 units if his employment with the Company or its successor is terminated by the Company or its successor without cause within the earlier of (i) the date the Company signs a definitive agreement governing the change in control, or (ii) 60 days prior to or within two years after a change in control of the Company. On December 13, 2012, the Board approved and ratified the issuance of these 14,000 units under that certain Change in Control Agreement dated July 31, 2007 with Mr. Peterson notwithstanding the fact that Mr. Peterson’s employment was not terminated in connection with a “Change in Control” as required by the Change in Control Agreement. Following this issuance, the Change in Control Agreement was terminated.

Payments under Employment Agreement, as amended

The 2011 Employment Agreement with Mr. Peterson provides for severance payments in certain circumstances, as described above under the caption “Employment Agreement.” Our employees, including Mr. Peterson, may participate in a tax-qualified 401(k) retirement plan. Under that plan, an employee may contribute up to the annual federal limitation. The Company matches an employee’s contributions to the plan up to 5% of an employee’s annual compensation. The employee’s contributions and the Company’s match vest immediately.

The 2011 Employment Agreement provided that if Mr. Peterson’s employment was terminated by the Company without cause or by him for good reason in connection with or after a change in control, Mr. Peterson will receive enhanced severance benefits. For purposes of the 2011 Employment Agreement, a change in control is generally defined as: (i) the acquisition by any individual, entity or group of beneficial ownership of 30% or more of our then-outstanding membership units; (ii) certain changes in the composition of our board; (iii) consummation of a reorganization, merger, consolidation or statutory exchange of our membership units; (iv) consummation of a sale or other disposition of all or a substantial portion of our assets: or (v) approval by our unit holders of a complete liquidation or dissolution of the Company. Each of these transactions is subject to certain exceptions, including circumstances under which if a change of control transaction is caused by a group, acting in concert, that includes Mr. Peterson.

For purposes of the 2011 Employment Agreement, “cause” is generally defined to include: (i) acts of dishonesty intended to result in personal gain or enrichment at the expense of the Company or its affiliates; (ii) unlawful conduct or gross misconduct that is publically detrimental to the reputation or goodwill of the Company; (iii) conviction for, or entry of a no contest or nolo contender plea to, a felony; (iv) willful and deliberate breach of fiduciary obligations; (v) persistent failure to perform material duties or to meet reasonable performance objectives; or (vi) a material breach of the applicable agreement by the individual.

The following table discloses the potential payments and benefits provided upon termination of employment without cause or for Mr. Peterson, as in effect as of September 30, 2012, and calculated as if the termination of his employment occurred on September 30, 2012. As a result of the Asset Sale and the actions taken by the Company’s board of directors on December 13, 2012 and January 18, 2013, in lieu of any of the payments set forth below, in the event of termination of his employment, Mr. Peterson would be entitled to the benefits set forth above under “Employment Agreement with Named Executive Officer.”

			Following Change in Control(2)
Name	Involuntary (Not for Cause) Termination Salary and Bonus		Involuntary (Not for Cause) or Good Reason Termination Salary and Bonus	Value of Units	Benefits
Richard R. Peterson(1)	$312,500	(1)	$597,500	$272,700	$20,400

(1)	Includes one year annual salary and the fiscal year 2012 bonus.
(2)	Includes two years annual salary and the fiscal 2012 bonus plus 164,000 units issuable upon a change in control event at an assumed price of $4.30 per unit, net of exercise price. Includes one year of medical, dental and life insurance premiums for Mr. Peterson and his beneficiaries. Payments and benefits provided upon a change in control or termination of employment would be based on his current annual salary and target bonus.

Director Compensation

The following table shows director compensation earned for each of our non-employee directors during the fiscal year ended September 30, 2012. The Company made these payments in January 2013.

Name	Fees Earned or Paid in Cash ($)	Unit Awards ($)	All Other Compensation ($)	Total ($)
Scott A. Brittenham	44,300	—	—	44,300
John E. Lovegrove	30,000	—	—	30,000
Joshua M. Nelson	29,000	—	—	29,000
Troy L. Otte	29,000	—	—	29,000
Bruce L. Rastetter	27,700	—	—	27,700
Bryan A. Netsch	27,000	—	—	27,000
Jonathan K. Henness	28,000	—	—	28,000

Fiscal 2013 Director Compensation

On January 18, 2013, our Board of Directors established non-employee director compensation for 2013. For fiscal 2013 board service, each non-employee director will be entitled to receive a $25,000 annual retainer, an additional $2,000 for serving as a member of the audit or risk management committees and an additional $1,000 for serving as a member of the compensation or governance/nominating committee. The board Chairman will receive an additional $10,000 retainer, while the Chairs of the audit and risk management committees will each receive an additional $5,000 retainer, and the Chairs of compensation and governance/nominating committees will each receive an additional $2,500 retainer. Each director is also reimbursed for his reasonable out-of-pocket expenses incurred in attending meetings of the board of directors and committees. Directors are not paid additional fees for attending board or committee meetings.

CERTAIN RELATIONSHIPS AND RELATED PARTY TRANSACTIONS

Transactions with Promoters and Related Persons

The term “related person” as defined in Item 404(a) of Regulation S-K refers to our directors, executive officers, holders of more than 5% of our outstanding membership units and the immediate family members of any of those persons.

Related Party Transaction Approval Policy

While we had no written related-party transaction policy in effect prior to March 16, 2012, at our 2012 Annual Meeting of Members, a revised Section 5.11 was added to our Fifth Amended and Restated Operating Agreement to establish a more thorough mechanism for resolving any conflicts of interest that may arise in the future. All future related party transactions, other than grain purchases, will be approved by a majority of the disinterested directors using this procedure. In addition to compensatory transactions described under “Executive Compensation,” we have engaged in the following transactions with our related persons:

Marketing Agreements with Hawkeye Gold

As described below, the Company entered into marketing agreements with Hawkeye Gold. Prior to Hawkeye Energy’s sale of its interest in Hawkeye Gold in January 2011, Hawkeye Gold was an affiliate of Hawkeye Energy, a 34% owner of the Company’s outstanding membership units. As part of the sales price, Hawkeye Energy received continuing royalty payments from Hawkeye Gold related to 2011 and 2012 revenues from legacy customers, including the Company.

ABE Fairmont executed an Ethanol Agreement dated as of August 28, 2009 with Hawkeye Gold, which became effective on January 1, 2010, and was amended on September 30, 2011. ABE South Dakota executed Ethanol Agreements dated as of April 7, 2010 with Hawkeye Gold, which became effective on October 1, 2010 and were amended on September 30, 2011. Effective July 31, 2012, the Company and Hawkeye Gold mutually agreed to terminate their ethanol marketing relationship for the sale of ethanol from the Company’s ethanol production facilities, in exchange for certain payments based on ethanol gallons sold through April 30, 2013.

ABE South Dakota and Hawkeye Gold executed a Distillers Grains Marketing Agreement, dated April 7, 2010, for distillers grains produced at the Aberdeen plants, which became effective on October 1, 2010. The agreement provides that ABE South Dakota agrees to sell and Hawkeye Gold agrees to purchase substantially all of the dried distillers grains, wet distillers grains (including modified wet distiller’s grains) produced at the Aberdeen, South Dakota plants. The agreement expires on July 31, 2013.

Sales to Hawkeye Gold during the year ended September 30, 2012 and receivable balance at September 30, 2012 were:

Net sales	$444,672,000
Receivable balance	277,000

Grain Purchases from South Dakota Wheat Growers Association (“SDWG”)

During fiscal 2012, ABE South Dakota purchased $176.9 million of corn from SDWG pursuant to a grain origination agreement. SDWG owns 5.0% of the Company’s outstanding units.

Grain Purchases from Directors

From October 1, 2011 to September 30, 2012, we made payments for corn for the operation of our Nebraska plant to two of our directors and entities associated with those directors, as summarized in the table below:

Director	Grain Purchases($)
Troy L. Otte	248,059	(1)
John Lovegrove	8,632

(1)	Includes $248,059 in purchases from a corporation in which Mr. Otte has 50% ownership interest, and a limited liability company in which he has an indirect ownership interest.

All purchases were made at prevailing market prices. We expect that purchases will continue on market terms in the future.

Arbitration Settlement and Note, Pledge and Guarantee

As previously disclosed, pursuant to a Settlement Agreement dated as of June 30, 2011, the Company resolved all open issues related to: (i) pending arbitration brought by a former officer of the Company against the Company, (ii) litigation brought by that officer against CEC and Scott Brittenham, a director of the Company and an officer of CEC; (iii) the payment of legal fees by the Company in satisfaction of claims for indemnification by Mr. Brittenham in these matters.

Under the terms of the Settlement Agreement and a separate Master Agreement dated as of June 30, 2011 (“Master Agreement”): (i) the Company agreed to pay $3.4 million to the former officer; (ii) the Company agreed to pay $80,000 in legal fees and costs incurred by Mr. Brittenham, CEC and the CEC Obligors (as defined below), in complete satisfaction of the Company’s indemnification obligations to Mr. Brittenham in connection with the lawsuit; and (iii) the CEC Obligors agreed to jointly and severally reimburse the Company for $450,000 of the $3.4 million and $40,000 of the legal fees incurred by CEC and Mr. Brittenham, by delivery of a $490,00 secured promissory note (“Note”).

The Master Agreement was entered into between by and among the Company, CEC, Ethanol Investment Partners, LLC, a Delaware limited liability company (“EIP”), Ethanol Capital Partners, LP — Series R, a Delaware limited partnership, Ethanol Capital Partners, LP — Series T, a Delaware limited partnership, Ethanol Capital Partners, LP — Series V, a Delaware limited partnership, and Tennessee Ethanol Partners, LP, a Delaware limited partnership (each limited partnership is referred to as a “CEC Partnership” and collectively the “CEC Partnerships”; and the CEC Partnerships and EIP are collectively referred to as the “CEC Obligors”). Each CEC Obligor entered into and delivered to the Company a pledge agreement (the “Pledge”) dated as of June 30, 2011, under which it pledged its units of membership interest in the Company to collateralize its obligations under the Note. The CEC Obligors own and pledged a total of 4,423,499 units of membership interest of the Company, (subject in the case of one CEC Obligor to a prior pledge to CEC), which is approximately 17.9% of the Company’s outstanding units of membership interests. CEC has agreed to guarantee payment of principal and interest under the Note (“Guarantee”).

On June 30, 2011, all payments required under the Settlement Agreement were made, and the Note, Pledge, and Guarantee were entered into and delivered.

On December 14, 2012, the Note was fully paid off, and the Pledge and Guarantee were cancelled.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

Section 16(a) of the Securities Exchange Act requires our directors, officers and 10% or greater unit holders to file initial reports of unit ownership and reports of changes in unit ownership with the SEC. Our directors and officers are required by SEC regulations to furnish us with copies of all Section 16(a) forms they file.

Based solely on a review of the copies of such forms furnished to us and written representations from our directors and officers, all Section 16(a) filing requirements were met for fiscal 2012.

ADDITIONAL INFORMATION

As of the date of this proxy statement, we know of no matters that will be presented for determination at the meeting other than those referred to herein. If any other matters properly come before the meeting calling for a vote of members, it is intended that the persons named in the proxies solicited by our board of directors, in accordance with their best judgment, will vote the membership units represented by these proxies.

By Order of the Board of Directors,

/s/ Scott A. Brittenham
Scott A. Brittenham Chairman of the Board

                , 2013

ADVANCED BIOENERGY, LLC

REGULAR MEETING OF MEMBERS

9:00 a.m., Central Time

Conference Room (2nd Floor), 8000 Norman Center Drive

Bloomington, MN 55437

Important Notice Regarding the Availability of Proxy Materials for the Regular

Meeting of Members to be Held on Friday, March 22, 2013.

The Proxy Statement is available at: www.advancedbioenergy.com/pages/proxy

The following proxy materials and information are available for your review from mailing date to meeting date at www.advancedbioenergy.com/pages/proxy.

•	the Company’s Notice of Regular Meeting and Proxy Statement;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2012;

•	the form of Proxy Card; and

•	directions to the Annual Meeting.

ADVANCED BIOENERGY, LLC

PROXY CARD FOR 2013 REGULAR MEETING OF MEMBERS

March 22, 2013

9.00 AM (Central Time)

Conference Room (2nd Floor)

8000 Norman Center Drive

Bloomington, MN 55437

Advanced Bioenergy, LLC 8000 Norman Center Drive, Suite 610 Bloomington, MN 55437	proxy

Solicited on Behalf of the Board of Directors of Advanced BioEnergy, LLC

The undersigned holder(s) of membership units of Advanced BioEnergy, LLC, a Delaware limited liability company (the “Company”), hereby appoints Richard R. Peterson and Scott. A. Brittenham, or either of them, as proxies, with power of substitution, to vote all of the membership units that the undersigned is entitled to vote at the Company’s regular meeting of members to be held at 8000 Norman Center Drive, Bloomington, MN 55437, on March 22, 2013, 9.00 a.m. central time, and at any adjournment thereof, as follows:

See reverse for voting instructions.

ò  Please detach here  ò

1.	Approval of proposal to set at eight the number of directors to be elected for a term of one year.	☐ For	☐ Against	☐ Abstain

Instructions: To withhold authority to vote for any individual nominee, strike a line through the individual’s name below.

2.	Election of Directors 01 Scott A. Brittenham 02 Jonathan K. Henness 03 John E. Lovegrove 04 Joshua M. Nelson 05 Bryan A. Netsch 06 Bruce L. Rastetter 07 Troy L. Otte 08 Richard R. Peterson.	☐ FORall nominees listed (except if any name is lined out)	☐ WITHHOLDAUTHORITY to vote for all nominees listed

3.	Approval of the proposal to ratify the selection of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending September 30, 2013.	☐ For	☐ Against	☐ Abstain

4.	To approve the grant of a unit appreciation right to our Chief Executive Officer.	☐ For	☐ Against	☐ Abstain

5.	To cast a non-binding advisory vote on executive compensation.	☐ For	☐ Against	☐ Abstain

6.	In their discretion, the proxy is authorized to vote upon such other matters as may properly come before the meeting or any adjournment thereof.	☐ GRANT AUTHORITY to vote		☐ WITHHOLD AUTHORITY to vote

A vote FOR proposal 1, FOR the nominees in proposal 2, FOR proposal 3, 4 and 5, and granting the proxy discretionary authority, is recommended by the Company’s board of directors. When properly executed, this proxy will be voted in the manner directed by the undersigned member(s). If no direction is given, the proxy will be voted FOR the proposal 1, FOR the nominees in proposal 2, FOR proposal 3, FOR proposal 4, FOR proposal 5 and, at the discretion of the proxy holder, upon such other matters as may properly come before the meeting or any adjournment thereof. Proxies marked abstain are counted only for purposes of determining whether a quorum is present at the meeting.

Date

Signature(s) in Box
Please date and sign exactly as name(s) appear(s) on your membership unit certificate(s). If membership units are held jointly, each owner should sign this proxy. If acting as an executor, administrator, trustee, custodian, guardian, etc., you should so indicate in signing. If the member is a corporation or other business entity, the proxy should indicate the full legal name of the corporation or entity, and be signed by a duly authorized officer (indicating his or her position).
ANNUAL MEETING RSVP
☐ Yes. I/We plan to attend the March 22, 2013 Annual Member meeting at the Company’s offices in Bloomington, MN.
☐ No, I/We will not be able to attend the meeting.